Registration Nos. 333-151071 and 333-167658
Filed pursuant to Rule 424(b)(3)

COMMON STOCK
(Par Value $1.00 Per Share)
______________________

STICKER TO REOFFER PROSPECTUS
TEMPLE-INLAND INC. 2008 INCENTIVE PLAN
TEMPLE-INLAND INC. 2010 INCENTIVE PLAN
(COLLECTIVELY, THE “PLANS”)

This sticker serves to supplement the Reoffer Prospectus dated October 28, 2010, to provide information with respect to Selling Stockholders.

Ms. Carolyn Ferguson owns 5,240 shares of Common Stock, which were acquired pursuant to the exercise of options granted pursuant to the Plans.  Ms. Ferguson is eligible to sell pursuant to this Reoffer Prospectus all of such shares.  Ms. Ferguson is the Vice President – Internal Audit of the Company and is currently the beneficial owner of 72,944 shares of Common Stock, including 59,701 shares issuable upon the exercise of options that are exercisable within 60 days.  After completion of the offering, Ms. Ferguson will own 67,704 shares of Common Stock, which is less than one percent of the issued and outstanding shares of Common Stock.

This sticker is part of the Reoffer Prospectus and must accompany the Reoffer Prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

The date of this sticker is February 14, 2011.